Security Information






Security Purchased

CUSIP
681936100

Issuer
OMEGA HEALTHCARE INVESTORS

Underwriters
UBS, BoA, DBSI, Stifel Nicolaus & Co

Years of continuous operation, including predecessors
> 3 years

Ticker
OHI US

Is the affiliate a manager or co-manager of offering?
Co-Manager

Name of underwriter or dealer from which purchased
UBS

Firm commitment underwriting?
Yes

Trade date/Date of Offering
3/29/2007

Total dollar amount of offering sold to QIBs
 $           103,850,000

Total dollar amount of any concurrent public
offering
 $                   -

Total
 $       103,850,000

Public offering price
 $      16.75

Price paid if other than public offering price
 N/A

Underwriting spread or commission
 $    0.84

Rating
N/A

Current yield
N/A







Fund Specific Information






Board
Total Share Amount
Purchased
$ Amount of Purchase
% of Offering
Purchased by the
Fund

New York Funds





DWS RREEF Real Estate Fund
New York
                      407,550
 $                 6,826,463
6.57%

DWS RREEF Real Estate Fund II
New York
                      792,450
 $               13,273,538
12.78%

Total

1,200,000
 $               20,100,000
19.35%







^The Security and Fund Performance is
calculated based on information provided by State Street Bank.


*If a Fund executed multiple sales of a
security, the final sale date is listed. If a Fund still held the security as of the quarter-end, the quarter-end date is listed.